SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

                                ----------------

                                 Amendment No. 5

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
        AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER THE
                         SECURITIES EXCHANGE ACT OF 1934

                    CHELSEA THERAPEUTICS INTERNATIONAL, LTD.
                                (Name of Issuer)

                         COMMON STOCK, $0.0001 PAR VALUE
                         (Title of Class of Securities)

                                    163428105
                                 (CUSIP Number)

                                December 31, 2009
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

-----------

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G/A
CUSIP No. 163428105                                               PAGE 2 OF 39

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Davidson Kempner Partners
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                     New York
------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                         0
SHARES              ----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                         0
OWNED BY            ----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                         0
REPORTING           ----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                         0
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                         0
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                         0.0%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
                                         PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 163428105                                               PAGE 3 OF 39

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Davidson Kempner Institutional Partners, L.P.
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                     Delaware
------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                         0
SHARES              ----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                         0
OWNED BY            ----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                         0
REPORTING           ----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                         0
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                         0
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                         0.0%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
                                         PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 163428105                                               PAGE 4 OF 39

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     M. H. Davidson & Co.
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                     New York
------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                         0
SHARES              ----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                         0
OWNED BY            ----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                         0
REPORTING           ----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                         0
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                         0
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                         0.0%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
                                         PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 163428105                                               PAGE 5 OF 39

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Davidson Kempner International, Ltd.
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              British Virgin Islands
------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                         0
SHARES              ----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                         0
OWNED BY            ----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                         0
REPORTING           ----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                         0
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                         0
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                         0.0%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
                                         CO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 163428105                                               PAGE 6 OF 39

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Davidson Kempner Healthcare Fund LP
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                     Delaware
------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                         0
SHARES              ----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                         0
OWNED BY            ----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                         0
REPORTING           ----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                         0
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                         0
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                         0.0%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
                                         PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 163428105                                               PAGE 7 OF 39

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Davidson Kempner Healthcare International Ltd.
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                  Cayman Islands
------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                         0
SHARES              ----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                         0
OWNED BY            ----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                         0
REPORTING           ----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                         0
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                         0
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                         0.0%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
                                         CO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 163428105                                               PAGE 8 OF 39

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     MHD Management Co.
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                     New York
------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                         0
SHARES              ----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                         0
OWNED BY            ----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                         0
REPORTING           ----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                         0
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                         0
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                         0.0%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
                                         PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 163428105                                               PAGE 9 OF 39

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Davidson Kempner Advisers Inc.
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                     New York
------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                         0
SHARES              ----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                         0
OWNED BY            ----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                         0
REPORTING           ----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                         0
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                         0
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                         0.0%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
                                         IA
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 163428105                                               PAGE 10 OF 39

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Davidson Kempner International Advisors, L.L.C.
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                     Delaware
------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                         0
SHARES              ----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                         0
OWNED BY            ----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                         0
REPORTING           ----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                         0
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                         0
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                         0.0%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
                                         OO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 163428105                                               PAGE 11 OF 39

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     DK Group LLC
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware
------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                         0
SHARES              ----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                         0
OWNED BY            ----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                         0
REPORTING           ----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                         0
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                         0
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                         0.0%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
                                         OO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 163428105                                               PAGE 12 OF 39

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     DK Management Partners LP
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                     Delaware
------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                         0
SHARES              ----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                         0
OWNED BY            ----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                         0
REPORTING           ----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                         0
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                         0
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                         0.0%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
                                         PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 163428105                                               PAGE 13 OF 39

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     DK Stillwater GP LLC
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                     Delaware
------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                         0
SHARES              ----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                         0
OWNED BY            ----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                         0
REPORTING           ----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                         0
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                         0
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                         0.0%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
                                         OO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 163428105                                               PAGE 14 OF 39

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Thomas L. Kempner, Jr.
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                  United States
------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                         0
SHARES              ----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                         0
OWNED BY            ----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                         0
REPORTING           ----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                         0
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                         0
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                         0.0%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
                                         IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 163428105                                               PAGE 15 OF 39

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Marvin H. Davidson
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                  United States
------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                         0
SHARES              ----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                         0
OWNED BY            ----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                         0
REPORTING           ----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                         0
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                         0
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                         0.0%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
                                         IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 163428105                                               PAGE 16 OF 39

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Stephen M. Dowicz
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                  United States
------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                         0
SHARES              ----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                         0
OWNED BY            ----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                         0
REPORTING           ----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                         0
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                         0
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                         0.0%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
                                         IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 163428105                                               PAGE 17 OF 39

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Scott E. Davidson
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                  United States
------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                         0
SHARES              ----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                         0
OWNED BY            ----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                         0
REPORTING           ----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                         0
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                         0
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                         0.0%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
                                         IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 163428105                                               PAGE 18 OF 39

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Michael J. Leffell
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                  United States
------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                         0
SHARES              ----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                         0
OWNED BY            ----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                         0
REPORTING           ----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                         0
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                         0
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                         0.0%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
                                         IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 163428105                                               PAGE 19 OF 39

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Timothy I. Levart
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                          United Kingdom & United States
------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                         0
SHARES              ----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                         0
OWNED BY            ----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                         0
REPORTING           ----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                         0
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                         0
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                         0.0%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
                                         IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 163428105                                               PAGE 20 OF 39

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Robert J. Brivio, Jr.
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
     `                            United States
------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                         0
SHARES              ----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                         0
OWNED BY            ----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                         0
REPORTING           ----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                         0
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                         0
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                         0.0%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
                                         IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 163428105                                               PAGE 21 OF 39

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Eric P. Epstein
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                  United States
------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                         0
SHARES              ----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                         0
OWNED BY            ----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                         0
REPORTING           ----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                         0
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                         0
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                         0.0%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
                                         IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 163428105                                               PAGE 22 OF 39

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Anthony A. Yoseloff
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                  United States
------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                         0
SHARES              ----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                         0
OWNED BY            ----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                         0
REPORTING           ----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                         0
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                         0
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                         0.0%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
                                         IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 163428105                                               PAGE 23 OF 39

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Avram Z. Friedman
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                  United States
------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                         0
SHARES              ----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                         0
OWNED BY            ----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                         0
REPORTING           ----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                         0
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                         0
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                         0.0%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
                                         IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 163428105                                               PAGE 24 OF 39

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Conor Bastable
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                  United States
------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                         0
SHARES              ----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                         0
OWNED BY            ----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                         0
REPORTING           ----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                         0
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                         0
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                         0.0%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
                                         IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 163428105                                               PAGE 25 OF 39

------------------------------------------------------------------------------

ITEM 1(a).        NAME OF ISSUER:

                  Chelsea Therapeutics International, Ltd. (the "Company")

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  3530 Toringdon Way, Suite 200
                  Charlotte, North Carolina 28277

ITEM 2(a).        NAME OF PERSON FILING:

         This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

                  (i) Davidson Kempner Partners, a New York limited partnership ("DKP");

                  (ii) Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership ("DKIP");

                  (iii) M. H. Davidson & Co., a New York limited partnership ("CO");

                  (iv) Davidson Kempner International, Ltd., a British Virgin Islands corporation ("DKIL");

                  (v) Davidson Kempner Healthcare Fund LP, a Delaware limited partnership ("DKHF");

                  (vi) Davidson Kempner Healthcare International Ltd., a Cayman Islands corporation ("DKHI");

                  (vii) MHD Management Co., a New York limited partnership and the general partner of DKP ("MHD");

                  (viii) Davidson Kempner Advisers Inc., a New York corporation and the general partner of DKIP ("DKAI"), which is registered as an investment adviser with the U.S. Securities and Exchange Commission;

                  (ix) Davidson Kempner International Advisors, L.L.C., a Delaware limited liability company and the manager of DKIL ("DKIA");

                  (x) DK Group LLC, a Delaware limited liability company and the general partner of DKHF ("DKG");

                  (xi) DK Management Partners LP, a Delaware limited partnership and the investment manager of DKHI ("DKMP");

Schedule 13G/A
CUSIP No. 163428105                                               PAGE 26 OF 39


                  (xii) DK Stillwater GP LLC, a Delaware limited liability company and the general partner of DKMP ("DKS"); and

                  (xiii) Messrs. Thomas L. Kempner, Jr., Stephen M. Dowicz, Scott E. Davidson, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman and Conor Bastable (collectively, the "Principals") are managing members of the general partners of CO and MHD, the sole managing members of DKIA and DKG and stockholders of DKAI. Messrs. Thomas
                           L. Kempner, Jr. and Timothy I. Levart are Executive Managing Member and Deputy Executive Managing Member, respectively, of DKS. Each of Messrs. Kempner and Levart, together with Messrs. Stephen M. Dowicz, Scott E. Davidson, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman and Conor Bastable are limited partners of DKMP. As of January 1, 2010, Messrs. Marvin H. Davidson and Michael J. Leffell, who previously held similar positions, no longer have discretionary authority over any of the Reporting Persons.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE:

         The address of the principal business office of each of the Reporting Persons is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.

ITEM 2(c).        CITIZENSHIP:

                  (i)     DKP - a New York limited partnership

                  (ii)    DKIP - a Delaware limited partnership

                  (iii)   CO - a New York limited partnership

                  (iv)    DKIL - a British Virgin Islands corporation

                  (v)     DKHF - a Delaware limited partnership

                  (vi)    DKHI - a Cayman Islands corporation

                  (vii)   MHD - a New York limited partnership

                  (viii)  DKAI - a New York corporation

                  (ix)    DKIA - a Delaware limited liability company

                  (x)     DKG - a Delaware limited liability company

                  (xi)    DKMP - a Delaware limited partnership

                  (xii)   DKS - a Delaware limited liability company

                  (xiii)  Thomas L. Kempner, Jr. - United States

                  (xiv)   Marvin H. Davidson - United States

Schedule 13G/A
CUSIP No. 163428105                                               PAGE 27 OF 39


                  (xv)    Stephen M. Dowicz - United States

                  (xvi)   Scott E. Davidson -United States

                  (xvii)  Michael J. Leffell - United States

                  (xviii) Timothy I. Levart - United Kingdom & United States

                  (xix)   Robert J. Brivio, Jr. - United States

                  (xx)    Eric P. Epstein - United States

                  (xxi)   Anthony A. Yoseloff - United States

                  (xxii)  Avram Z. Friedman - United States

                  (xxiii) Conor Bastable - United States

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

         COMMON STOCK, $0.0001 PAR VALUE

ITEM 2(e).  CUSIP NUMBER:

         163428105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a)  [ ] Broker or dealer registered under Section 15
                           of the Act;

                  (b)  [ ] Bank as defined in Section 3(a)(6) of the Act;

                  (c)  [ ] Insurance Company as defined in Section 3(a)(19)
                           of the Act;

                  (d)  [ ] Investment Company registered under Section 8
                           of the Investment Company Act of 1940;

                  (e)  [ ] Investment Adviser registered under Section 203
                           of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E);

                  (f)  [ ] Employee Benefit Plan, Pension Fund which is
                           subject to the provisions of the Employee
                           Retirement Income Security Act of 1974 or
                           Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

                  (g)  [ ] Parent Holding Company, in accordance with
                           Rule 13d-1(b)(ii)(G);

                  (h)  [ ] Savings Associations as defined in Section 3(b)
                           of the Federal Deposit Insurance Act;

Schedule 13G/A
CUSIP No. 163428105                                               PAGE 28 OF 39


                  (i)  [ ] Church Plan that is excluded from the definition
                           of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

                  (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP.

         A. DKP

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition: 0

         B. DKIP

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition: 0


         C. CO

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

Schedule 13G/A
CUSIP No. 163428105                                               PAGE 29 OF 39



                  (iv) shared power to dispose or to direct the disposition: 0


         D. DKIL

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition: 0


         E. DKHF

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition: 0


         F. DKHI

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition: 0

Schedule 13G/A
CUSIP No. 163428105                                               PAGE 30 OF 39


         G. MHD

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition: 0


         H. DKAI

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition: 0


         I. DKIA

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition: 0

Schedule 13G/A
CUSIP No. 163428105                                               PAGE 31 OF 39


         J. DKG

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition: 0


         K. DKMP

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition: 0


         L. DKS

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition: 0

Schedule 13G/A
CUSIP No. 163428105                                               PAGE 32 OF 39



         M. Thomas L. Kempner, Jr.

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition: 0


         N. Marvin H. Davidson

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition: 0


         O. Stephen M. Dowicz

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition: 0

Schedule 13G/A
CUSIP No. 163428105                                               PAGE 33 OF 39


         P. Scott E. Davidson

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition: 0


         Q. Michael J. Leffell

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition: 0


         R. Timothy I. Levart

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition: 0

Schedule 13G/A
CUSIP No. 163428105                                               PAGE 34 OF 39


         S. Robert J. Brivio, Jr.

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition: 0


         T. Eric P. Epstein

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition: 0


         U. Anthony A. Yoseloff

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition: 0

Schedule 13G/A
CUSIP No. 163428105                                               PAGE 35 OF 39


         V. Avram Z. Friedman

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition: 0


         W.   Conor Bastable

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition: 0


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [X].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable.

Schedule 13G/A
CUSIP No. 163428105                                               PAGE 36 OF 39



ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          See Item 4.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.

ITEM 10. CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

         Each of the Reporting Persons hereby makes the following certification:

         By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G/A
CUSIP No. 163428105                                               PAGE 37 OF 39


                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 16, 2010                 DAVIDSON KEMPNER PARTNERS
                                          By: MHD Management Co.,
                                              its General Partner

                                          By: MHD Management Co. GP, L.L.C.,
                                              its General Partner

                                          /s/ Thomas L. Kempner, Jr.
                                          -----------------------------------
                                          Name:  Thomas L. Kempner, Jr.
                                          Title: Executive Managing Member

                                          DAVIDSON KEMPNER INSTITUTIONAL
                                          PARTNERS, L.P.
                                          By: Davidson Kempner Advisers Inc.,
                                              its General Partner

                                          /s/ Thomas L. Kempner, Jr.
                                          -----------------------------------
                                          Name:  Thomas L. Kempner, Jr.
                                          Title: President

                                          M.H. DAVIDSON & CO.
                                          By: M.H. Davidson & Co. GP, L.L.C.,
                                              its General Partner

                                          /s/ Thomas L. Kempner, Jr.
                                          -----------------------------------
                                          Name:  Thomas L. Kempner, Jr.
                                          Title: Executive Managing Member

                                          DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                          By: Davidson Kempner International
                                              Advisors, L.L.C.,
                                              its Investment Manager

                                          /s/ Thomas L. Kempner, Jr.
                                          -----------------------------------
                                          Name:  Thomas L. Kempner, Jr.
                                          Title: Executive Managing Member

                                          DAVIDSON KEMPNER HEALTHCARE FUND LP
                                          By:  DK Group LLC,
                                               its General Partner

                                          /s/ Thomas L. Kempner, Jr.
                                          -----------------------------------
                                          Name:  Thomas L. Kempner, Jr.
                                          Title: Executive Managing Member

Schedule 13G/A
CUSIP No. 163428105                                               PAGE 38 OF 39


                                          DAVIDSON KEMPNER HEALTHCARE
                                          INTERNATIONAL LTD.
                                          By:  DK Management Partners LP,
                                               its Investment Manager
                                          By:  DK Stillwater GP LLC,
                                               its general partner

                                          /s/ Thomas L. Kempner, Jr.
                                          -----------------------------------
                                          Name:  Thomas L. Kempner, Jr.
                                          Title: Executive Managing Member

                                          MHD MANAGEMENT CO.
                                          By: MHD Management Co. GP, L.L.C.,
                                              its General Partner

                                          /s/ Thomas L. Kempner, Jr.
                                          -----------------------------------
                                          Name:  Thomas L. Kempner, Jr.
                                          Title: Executive Managing Member

                                          DAVIDSON KEMPNER ADVISERS INC.

                                          /s/ Thomas L. Kempner, Jr.
                                          -----------------------------------
                                          Name:  Thomas L. Kempner, Jr.
                                          Title: President

                                          DAVIDSON KEMPNER INTERNATIONAL
                                          ADVISORS, L.L.C.

                                          /s/ Thomas L. Kempner, Jr.
                                          -----------------------------------
                                          Name:  Thomas L. Kempner, Jr.
                                          Title: Executive Managing Member

                                          DK GROUP LLC

                                          /s/ Thomas L. Kempner, Jr.
                                          -----------------------------------
                                          Name:  Thomas L. Kempner, Jr.
                                          Title: Executive Managing Member

                                          DK MANAGEMENT PARTNERS LP
                                          By:  DK Stillwater GP LLC,
                                               its general partner

                                          /s/ Thomas L. Kempner, Jr.
                                          -----------------------------------
                                          Name:  Thomas L. Kempner, Jr.
                                          Title: Executive Managing Member

                                          DK STILLWATER GP LLC

                                          /s/ Thomas L. Kempner, Jr.
                                          -----------------------------------
                                          Name:  Thomas L. Kempner, Jr.
                                          Title: Executive Managing Member

Schedule 13G/A
CUSIP No. 163428105                                               PAGE 39 OF 39


                                          /s/ Thomas L. Kempner, Jr.
                                          -----------------------------------
                                              Thomas L. Kempner, Jr.

                                          /s/ Marvin H. Davidson
                                          -----------------------------------
                                              Marvin H. Davidson

                                          /s/ Stephen M. Dowicz
                                          -----------------------------------
                                              Stephen M. Dowicz

                                          /s/ Scott E. Davidson
                                          -----------------------------------
                                              Scott E. Davidson

                                          /s/ Michael J. Leffell
                                          -----------------------------------
                                              Michael J. Leffell

                                          /s/ Timothy I. Levart
                                          -----------------------------------
                                              Timothy I. Levart

                                          /s/ Robert J. Brivio, Jr.
                                          -----------------------------------
                                              Robert J. Brivio, Jr.

                                          /s/ Eric P. Epstein
                                          -----------------------------------
                                              Eric P. Epstein

                                          /s/ Anthony A. Yoseloff
                                          -----------------------------------
                                              Anthony A. Yoseloff

                                          /s/ Avram Z. Friedman
                                          -----------------------------------
                                              Avram Z. Friedman

                                          /s/ Conor Bastable
                                          -----------------------------------
                                              Conor Bastable